Exhibit 99.1

CareDx Reports Preliminary Fourth Quarter and FY2017 Financial Results

32 Transplantation Centers Offering AlloSure

BRISBANE, Calif., January 8, 2018 (GLOBE NEWSWIRE) — CareDx, Inc. (NASDAQ: CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today reported preliminary financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter highlights:

•	AlloSure® commercially launched on October 9, 2017

•	As of December 31, 2017, 32 U.S. transplant centers providing AlloSure testing to patients

•	Preliminary AlloSure testing revenue expected to be $0.5 million, representing 282 test results provided to kidney transplant patients

•	Preliminary fourth quarter total revenue expected to be between $12.3 million and $12.5 million

•	AlloMap® testing revenue expected to be between $7.9 million and $8.1 million in the quarter, with quarterly test volume increasing 8% year-over-year to 3,840 tests

•	Product revenue expected to be $3.7 million in the fourth quarter

“2017 was a banner year for CareDx. We received Medicare reimbursement for and launched AlloSure, plus the PAMA-related reimbursement increase for our AlloMap test became effective on January 1, 2018,” said Peter Maag, CareDx President and Chief Executive Officer. “We are very pleased with the initial AlloSure interest and traction, with 32 centers offering this high-value diagnostic test to kidney transplant patients across the US as of December 31, 2017. With the AlloSure launch fully underway and our portfolio of core transplantation products delivering steady growth, we believe CareDx is positioned for accelerated growth in 2018 and profitability in the second half of the year.”

Preliminary Full Year and Fourth Quarter 2017 Financial Results

These financial results for the year and three months ended December 31, 2017 are preliminary and subject to the completion of the audit of the Company’s financial statements as of, and for the year ended, December 31,2017, and will be updated with the filing of the upcoming annual report on Form 10-K for the year ended December 31, 2017.

Revenue for the three months ended December 31, 2017 is expected to be between $12.3 million and $12.5 million, an increase of 13%-15% compared with $10.9 million in the fourth quarter of 2016. Testing revenue for the quarter is expected to be $8.4 million to $8.6 million compared with $7.4 million in the same period in 2016. Product revenue in the three months ended December 31, 2017 is expected to be $3.7 million, compared to $3.5 million in the same period of 2016.

Revenue for the full year ended December 31, 2017 is expected to be between $48.1 million and $48.3 million, an increase of 18%-19% compared with $40.6 million in 2016. Testing revenue for the year ended December 31, 2017 is expected to be $32.9 million to $33.1 million compared with $29.7 million in 2016. Product revenue for the full year 2017 is expected to be $14.6 million, compared with $10.7 million in 2016.

Preliminary total cash was $26.5 million as of December 31, 2017, which consisted of cash and cash equivalents of $16.9 million and restricted cash of $9.6 million. The change in cash and cash equivalents from $6.0 as of September 30, 2017, is due to approximately $19 million net cash received from a public offering of common stock and exercises of common stock warrants and options, approximately $6 million net cash used to repay debt, bank overdraft and deferred purchase obligations, and approximately $2 million net cash used in operating activities.

CareDx will report full fourth quarter and full-year 2017 financial results and provide financial guidance on its March 2018 earnings call.

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant recipients. CareDx offers products across the transplant testing continuum, including AlloMap and AlloSure for post-transplant surveillance and Olerup SSP®, Olerup QTYPE®, and Olerup SBT™ for pre-transplant HLA testing.

For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release includes forward-looking statements, including expectations regarding the Company’s fourth quarter and full-year fiscal 2017 revenue, testing revenue and product revenue, prospects and drive toward future profitability. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including completion of the audit of the Company’s financial statements as of, and for the year ended, December 31, 2017, general economic and market factors, among others discussed in CareDx’s filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed by CareDx with the SEC on April 21, 2017 and the periodic reports that CareDx has subsequently filed with the SEC. Any of these may cause CareDx’s actual results, performance or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

CONTACTS:

CareDx, Inc.

Sasha King

Chief Commercial Officer

415-287-2393

sking@caredx.com

Investor Relations

David Clair

Integrated Corporate Relations, Inc.

646-277-1266

david.clair@icrinc.com